Exhibit 99.1



              U. S. STEEL ANNOUNCES COMMON STOCK REPURCHASE PROGRAM


     PITTSBURGH, Jan. 31, 2006 - United States Steel Corporation (NYSE:X)

announced today that its Board of Directors has approved the repurchase of up to

8 million shares of its common stock.  This repurchase authorization replaces the repurchase program announced July 26, 2005.  It is expected that the purchases will be made from time to time in open-market or privately negotiated transactions. The timing of such purchases will be determined by the company based upon a number of factors including the market price of United States Steel

Corporation common stock; the availability and pursuit of strategic initiatives including investment and acquisition opportunities; operating cash flow and internal capital requirements; and general economic conditions in the United

States and Europe.

     Commenting on the new repurchase program, U. S. Steel President and CEO

John Surma said, "Since initially announcing the stock repurchase last July,

U. S. Steel has purchased 5.8 million shares.  By replenishing our program at 8 million shares we continue to show our commitment to our shareholders and our long term optimism for our company."


     This release contains forward-looking information concerning the repurchase of United States Steel Corporation common stock. Whether such purchases in fact occur, and the amount and timing thereof, will be impacted by the factors mentioned above. United States Steel Corporation operating results and cash flow will also be influenced by many factors, a number of which are outside of its control. In accordance with "safe harbor" provisions of the Private Securities

Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31,

2004, and in subsequent filings for U. S. Steel.

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2006-003

For more information about U. S. Steel, visit www.ussteel.com.